Exhibit 5.2

Coca-Cola FEMSA, S.A.B. de C.V.	Calle Mario Pani 100 Colonia Santa Fe Cuajimalpa 05348-México, Ciudad de México. Conm.: 5081-5100

September 14, 2022

Coca-Cola FEMSA, S.A.B. de C.V. Calle Mario Pani 100 Colonia Santa Fe Cuajimalpa Alcaldía Cuajimalpa de Morelos México, Ciudad de México 05348

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

I am the General Counsel of Coca-Cola FEMSA, S.A.B. de C.V. (the “Company”), a listed variable capital stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), and have acted as Mexican counsel to the Company and to Propimex, S. de R.L. de C.V. (“Propimex”), Comercializadora La Pureza de Bebidas, S. de R.L. de C.V. (“La Pureza”), Grupo Embotellador Cimsa, S. de R.L. de C.V. (“Cimsa”), Refrescos Victoria del Centro, S. de R.L. de C.V. (“Refrescos”), Yoli de Acapulco, S. de R.L. de C.V. (“Yoli”), and Controladora Interamericana de Bebidas, S. de R.L. de C.V. (“Controladora”) (collectively, the “Guarantors”), each a variable capital limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 of the Company and the Guarantors, dated the date hereof (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of debt securities (the “Debt Securities”) of the Company guaranteed by the Guarantors (the “Subsidiary Guarantees”). The Debt Securities and Subsidiary Guarantees are referred to herein collectively as the “Securities.” The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in a prospectus supplement forming part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities and the Subsidiary Guarantees are to be issued pursuant to an indenture, dated as of February 5, 2010, between the Company and The Bank of New York Mellon, as trustee, security registrar, paying agent and transfer agent (the “Trustee”) (as amended and supplemented by the First Supplemental Indenture dated as of February 5, 2010, among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent, the Second Supplemental Indenture dated as of April 1, 2011, among the Company, the Guarantors and the Trustee, the Third Supplemental Indenture dated as of September 6, 2013 among the Company, the Trustee, Propimex, La Pureza, Cimsa, Refrescos, Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. (“Servicios”), and Yoli, the Fourth Supplemental Indenture dated as of October 18, 2013 among the Company, the Trustee, Propimex, La Pureza, Cimsa, Refrescos, Servicios, Yoli and Controladora, the Fifth Supplemental Indenture dated as of November 26, 2013, among the Company, the Trustee, the Bank of New York Mellon SA/NV, Dublin Branch (“BNYM”), as Irish paying agent, Propimex, La Pureza, Cimsa, Refrescos, Servicios, and Yoli, the Sixth Supplemental Indenture, dated as of January 21, 2014 among the Company, the Trustee, BNYM, as Irish paying agent, Propimex, La Pureza, Refrescos, Servicios, Yoli and Controladora, the Seventh Supplemental Indenture dated as of November 23, 2015 among the Company, the Trustee, Propimex, La Pureza, Cimsa, Refrescos, Servicios, Yoli, Controladora and Distribuidora y Manufacturera del Valle de Mexico, S. de R.L. de C.V. (“Distribuidora”), the Eighth Supplemental Indenture dated as of January 22, 2020 among the Company, the Trustee, Propimex, La Pureza, Cimsa, Refrescos, Yoli, Controladora and Distribuidora, the Ninth Supplemental Indenture dated as January 22, 2020 among the Company, the Trustee, Propimex, La Pureza, Cimsa, Refrescos, Yoli, Controladora and Distribuidora, and the Tenth Supplemental Indenture dated as of September 1, 2020 among the Company, the Trustee, Propimex, La Pureza, Cimsa, Refrescos, Yoli, Controladora and Distribuidora (the “Base Indenture”), as may be amended and supplemented by supplemental indentures (the Base Indenture, as so amended and supplemented, the “Indenture”).

In connection with the foregoing, I have reviewed copies of the following documents:

(i)	the estatutos sociales (by-laws) of the Company and the Guarantors;

(ii)	the Registration Statement and the documents incorporated by reference therein; and

(iii)	an executed copy of the Base Indenture (including a form of Debt Security included therein), filed as an exhibit to the Registration Statement.

In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and its Mexican subsidiaries (including the Guarantors) and such other instruments and other certificates of public officials, officers and representatives of the Company and the Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed, without any independent investigation or verification of any kind, (i) the accuracy as to factual matters of each document I have reviewed, (ii) the due authorization, execution and delivery by any party thereto (other than the Company and the Guarantors) of the Indenture; (iii) the validity, binding effect and enforceability of the Indenture and the Debt Securities under the laws of the State of New York in the United States of America; (iv) that the Debt Securities will be duly authenticated in accordance with the terms of the Indenture; (v) the genuineness and authenticity of all signatures, opinions, documents and papers submitted to me; and (vi) that copies of all opinions, documents and papers submitted to me are complete and conform to the originals thereof.

In addition, I have assumed that the Company and the Guarantors have satisfied the legal requirements that are applicable to them under applicable law other than the law of Mexico to the extent necessary to make the Indenture, the Debt Securities and the Subsidiary Guarantees, as the case may be, enforceable against them. I have also assumed that the Trustee has satisfied the legal requirements that are applicable to it under applicable law other than the laws of Mexico to the extent necessary to make the Indenture enforceable against it.

Based on the foregoing, having regard for such other considerations as I deem relevant and subject to the further assumptions and qualifications set forth below, I am of the opinion that:

1.	The Company and the Guarantors have been duly incorporated and are validly existing under the laws of Mexico.

2.	The Company and the Guarantors have the corporate power to, and all necessary corporate action has been taken to, execute, deliver and file the Registration Statement.

3.

The Debt Securities to be issued under the Indenture, when issued and sold by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Debt Securities in accordance with the terms of the Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

4.

The Subsidiary Guarantees to be issued under the Indenture, when issued and granted by the Guarantors in the manner contemplated in the Registration Statement, will be the valid, binding and enforceable obligations of the Guarantors.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantors, (a) I have assumed that the Company, the Guarantors and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and the Guarantors regarding matters of federal law of Mexico), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

In rendering the opinions expressed above, I have further assumed that (i) a prospectus supplement and any term sheet will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws, (ii) all Securities will be offered, issued, granted, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and in the manner contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iii) the Registration Statement will be effective and will comply with all applicable laws at the time any Securities are offered, issued, granted, sold or delivered as contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iv) the terms of all Debt Securities and the Subsidiary Guarantees will conform to the forms thereof contained in the Base Indenture, and the terms of all Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors, as the case may be, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors, as applicable, (v) the Securities will be offered, issued, granted, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will duly authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions of the offering and issuance or grant of the Debt Securities, (vii) the Company has duly authorized, executed and delivered, or will duly authorize, execute and deliver, as applicable, the Base Indenture, the supplemental indenture and any other agreement necessary with respect to the Securities or contemplated by such Securities and will take any other appropriate additional corporate action, (viii) the Guarantors have duly authorized, or will duly authorize, execute and deliver, as applicable, the offering and issuance of the Subsidiary Guarantees and will duly authorize, approve and establish the final terms and conditions of the offering and issuance or grant of the Subsidiary Guarantees, (ix) the Guarantors have duly authorized, executed and delivered, or will duly authorize, execute and deliver, as applicable, the Base Indenture, the supplemental indenture, and any other agreement necessary with respect to the Subsidiary Guarantees or contemplated by such Subsidiary Guarantees and will take any other appropriate additional corporate action, and (x) if issued in certificated form, the certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and if issued in book entry form, the Securities will be duly registered to the extent required by any applicable agreement.

This opinion is subject to the following qualifications:

(a)

Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, (i) interest on principal will not accrue after declaration of bankruptcy, (ii) the obligations of the Company in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made, and (iii) such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date. The Debt Securities are unsecured and therefore will have the same ranking as other unsecured debt (“deuda quirografaria”) and no senior status is granted thereto under Mexican law. In addition, pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the holders of the Debt Securities;

(b)	I note that the payment of interest on interest may not be enforceable under Mexican law;

(c)

In the event that proceedings are brought in Mexico seeking performance of the obligations of the Company or the Guarantors in Mexico, pursuant to Article 8 of the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), the Company and the Guarantors may discharge their obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by the Bank of Mexico for the date when payment is made;

(d)

In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings, prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

(e)

The exercise of any prerogatives of the parties, although they may be discretionary, should be supported by the factual assumptions required for their reasonable exercise; in addition, under Mexican law, the Company and the Guarantors will have the right to contest in court any notice or certificate of such party purporting to be conclusive and binding;

(f)	Claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off or counterclaim;

(g)

As to the provisions contained in the Base Indenture regarding service of process, it should be noted that service of process by mail does not constitute personal service under Mexican law and, since such service is considered to be a basic procedural requirement under such law, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such service of process would not be enforced by the courts of Mexico;

(h)

With respect to the provisions contained in the Base Indenture regarding service of process, I note that the irrevocability of the appointment of CT Corporation System as the authorized agent for service of process of the Company and the Guarantors may not be enforceable under Mexican law and, as a consequence, such appointment may be legally revoked;

(i)

I express no opinion as to Sections 505 (Trustee May Enforce Claims Without Possession of Securities), 509 (Restoration of Rights and Remedies) and 1009 (Indemnification of Judgment Currency) of the Base Indenture;

(j)

I note that any covenants of the Company or the Guarantors which purport to bind them on matters reserved by law to shareholders or owners of equity interests, or which purport to bind shareholders or owners of equity interests to vote or refrain from voting their shares or equity interests in the Company or the Guarantors, as applicable, are not enforceable, under Mexican law, through specific performance;

(k)	In the event any legal proceedings are brought in the courts of Mexico to enforce a holder’s rights under the Securities or the Indenture, the Mexican courts would apply Mexican procedural law;

(l)

I note that under the laws of Mexico, the enforceability of the Subsidiary Guarantees in a Mexican court is contingent on the genuineness, validity and enforceability of any underlying obligations; in addition, under Mexican law, the obligations of a guarantor are not independent from, and may not exceed, the obligations of the main obligor and the consent of any such guarantor is required for any extension or granting of grace periods to the main obligor, any amendment of a guaranteed obligation that would result in an increase or amendment of any obligation of a guarantor, or the novation of the principal obligation, to be valid against each such guarantor; and

(m)	Except as specifically stated herein, I make no comment with regard to any representation which may be made by the Company or the Guarantors in any of the documents referred to above or otherwise.

I express no opinion as to the laws of any jurisdiction other than Mexico and I have assumed that there is nothing in any other law that affects my opinion, which is delivered, based upon Mexican law applicable on the date hereof. In particular, I have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to my opinion set forth above, I have, without making any independent investigation with respect thereto, assumed the accuracy of the opinion, dated today, of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to the Company and the Guarantors.

In rendering the foregoing opinion, I have relied (i) as to factual matters on certificates of directors and executive officers of the Company and the Guarantors and (ii) as to matters of United States federal and New York law on the opinion of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel for the Company and the Guarantors.

This opinion is given solely for the purpose of the Company’s and the Guarantors’s application for registration of the Securities with the Commission. I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in any prospectus supplement related thereto as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company and the Guarantors.

This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

By:	/s/ Carlos Luis Díaz Sáenz
Carlos Luis Díaz Sáenz
General Counsel